Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Bioceres Crop Solutions Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.0001 per share to be issued under the 2023 Omnibus Equity Incentive Plan	Rule 457(c) and 457(h)	1,700,000	$9.99	$16,983,000.00	0.00011020	$1,871.53
			Total Offering Amounts		$16,983,000.00		$1,871.53
			Total Fees Previously Paid		-		-
			Total Fee Offsets		-		-
			Net Fee Due				$1,871.53

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Company (the “Ordinary Shares”) that become issuable under the 2023 Omnibus Equity Incentive Plan, by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding ordinary shares.
(2)	Represents Company’s Ordinary Shares issuable under the 2023 Omnibus Equity Incentive Plan that have not previously been registered.
(3)	Offering prices of awards that have not yet been granted as of the date of this Registration Statement are computed in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the price of $9.99 per ordinary share, the average of the high and low prices of the ordinary shares of the registrant as reported on Nasdaq Global Market on May 10, 2023.